Exhibit 10.6

Mitchell Chan

215 Church Gate Ln

Gaithersburg, MD 20878

Dear Mitch,

I am pleased to offer employment to you with Viela Bio, Inc. (“the Company”) in the position of Vice President, Strategy, Investor Relations, and Public Relations, in Gaithersburg, Maryland reporting to Bing Yao. You are tentatively scheduled for a start date of September 5, 2018.

If you accept this offer, you will receive a base salary of $10,416.67 on a semi-monthly basis, which annualized is $250,000. All base salary payments, as well as other payments and benefits, will be less applicable withholdings. You may be eligible to receive a salary increase beginning in March 2019. Any salary increase will be based on the Company’s and your individual performance, and no salary increases are required.

You are also eligible to receive a lump sum sign-on bonus in the amount of $75,000, which will be paid within 60 days of your joining us. The appropriate deductions, including taxes, will be taken from this payment. Repayment equal to the total bonus received is required within 90 days of termination should you make the decision to leave the organization prior to completing one full year of employment.

In addition, you will be eligible to participate in the Company’s Incentive Plan, as in effective from time to time. Your annual incentive target bonus is $62,500. The Company will, in its sole discretion, determine the amount of the bonus payable, and any bonus awarded will be payable by March 15th of the year following the applicable bonus year, contingent on your continued employment through the end of the applicable bonus year. Your actual incentive award will be based on your individual performance and the overall performance of the Company.

The Company also sponsors the 2018 Equity Incentive Plan (the “Equity Plan”), under which the Company can grant restricted shares of common stock (“Restricted Shares”) as well as stock options.

Subject to approval of the Board of Directors (the “Board) and your entering into the Restricted Stock Award Agreement, you will receive an award of 15,000 restricted shares. The Restricted shares will vest in two equal installments on each of the first and second anniversaries of the date of grant, subject to your continued employment with the Company. You will receive further information about the Equity Plan and restricted Shares, including how to file a Section 83(b) tax election with the IRS within 30 days of following the date of grant.

Subject to the approval of the Board and your entering into a Stock Option Award Agreement, you also will be eligible for an option (the “Option”) to purchase 90,000 shares of common stock, at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Options will be granted following the Company’s receipt of an independent valuation report. Twenty-five percent of the Option Shares will vest on the first anniversary of the grant date. The remaining Option Shares will vest in equal amounts quarterly until the fourth anniversary of the grant date, subject to your continued employment with the Company. You may be eligible for additional option grants in future years, but any such grants will be subject to the discretion and approval of the Board.

The terms, conditions, and limitations of awards under the Equity Plan, and your rights and obligations with respect to the Restricted Shares and Options, will be governed by the applicable Award Agreement and the Equity Plan. Please note that as the Company reviews its compensation plans and policies from time to time for competitiveness and other factors, it may make changes to the Equity Plan in the future.

As a Company employee, you also will be eligible to participate in certain employee benefit programs as in effect from time to time and subject to the terms of such benefit programs, an overview of which will be available shortly. Some benefit plans will require you to make elections and choose levels of coverage to meet your personal needs.

You are eligible to accrue up to 15 days of vacation per year (prorated according to the Company’s Vacation Policy), subject to the Company’s Vacation Policy in effect from time to time. The Company provides for 14 holidays (12 fixed holidays and 2 floating holidays) in 2018. Individuals are eligible for any fixed holidays remaining after their start date in the year they are hired. Eligibility for floating holidays is pro-rated in the year of hire.

This offer letter is not intended to be, and should not be construed as, a contract of employment for any specific period of time. Employment is at-will, which means that either you or the Company may terminate your employment at any time. The Company also reserves the right to change the terms and conditions of employment, including the provisions of compensation and benefits programs, at any time.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing below, you agree to honor your contractual and/or common-law obligations not to disclose any proprietary or trade secret information (such as patents, formulas, marketing plans, or confidential client information) you acquired while employed by your current or former employer. Furthermore, to the extent you have post-employment contractual obligations to another employer, by signing this letter below you certify to the Company that you will be able to fully perform the duties and responsibilities of your position with the Company without violating any binding post-employment obligations to any former employer. Moreover, you agree that, during the term of your employment with the

Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. This offer of employment is conditioned on your signing on or before your first date of employment the Company’s Restrictive Covenant Agreement, a copy of which is attached to this offer letter.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such a background investigation and/or background check, if any.

We look forward to you joining the Company. This letter, along with the Restrictive Covenant Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

Please indicate your acceptance of our offer by signing a copy of the offer letter and the Restrictive Covenant Agreement and emailing scanned copies back to me by August 20th, 2018. If you have any questions, please call me at 301-660-0592.

Best regards,

/s/ Kate Surdez

Kate Surdez

Human Resources, Viela Bio

I accept this offer as described above.

/s/ Mitchell Chan
(Signature) Date